Exhibit 99.2

AFFINITY GOLD CORP.
13570 Grove Drive #310
Maple Grove, MN 55311

Symbol: AFYG - Pinksheets

September 19th, 2013

NEWS RELEASE

AFFINITY GOLD CORP. SIGNS DEFINITIVE AGREEMENT TO DEVELOP NEAR-TERM PRODUCTION GOLD & SILVER PROJECT IN PERU

Maple Grove, Minnesota - September 19th, 2013 - Affinity Gold Corp. (AFYG.pk) ("Affinity" or "the Company") is pleased to announce it has entered into the Definitive Option Agreement with Corizona Mining Partners, LLC ("Corizona") to develop, and earn a 60% interest in, its 966-hectare low sulphidation epithermal gold and silver project called "Machacala" ("Machacala").

"We have moved past the LOI stage representing a major turning point for Affinity and demonstrating clear progress and direction towards becoming a producer. We have set out to achieve something uncommon among the juniors - become a revenue-generating company - and we're starting to get some attention. The Machacala project is planned to be the first of a portfolio of near-term production precious mineral assets in Peru the Company intends to develop through its strategic relationship with Corizona," stated President and CEO, Corey Sandberg. Mr. Sandberg further stated, "along with our progress towards becoming a producer, we have begun to make strides in other areas as well which aim to better position the company for future success and increased shareholder value. This is an exciting time for Affinity as all that we have been working on for the last few years is now starting to come to fruition."

About Project Machacala:

The project is a low-sulphidation epithermal gold-silver-copper deposit located in the District of Carabamba, province of Julcan, La Libertad region to the North of Peru, at an elevation of 3,300 masl. The property is located approximately 110 miles southeast of the city of Trujillo, capital of the region, and 574 Km of Lima, capital of Peru, in a mining-friendly area. The Machacala project has had extensive exploration and mining activity completed in the past - even today, artisanal miners continue to actively leach tailings from prior mining activities.

  Project was most recently explored by Gold Hawk Resources and Meridian Gold between 1997 and 2004 with a total of 8,500m in 45 core and RC drill holes completed.

  Mine has multiple low sulphidation epithermal Au-Ag veins on property of which thirteen (13) have been identified and four (4) have been only modestly exploited where average grades are estimated to be 5 g/T Au and 155 g/T Ag.

  In 2004, Gold Hawk Resources, Inc. estimated a total inferred resource of over 1,560,000 tons with a gold equivalent of 420,000 ounces for the overall project. (Gold Hawk, 2004)

  210,000 metric tons of tailings with grades estimated at 1.34 g/T Au and 56.36g/T Ag (Gold Hawk, 1997)

  Metallurgical studies show 85%+ Au, 50%+ Ag recoveries in 24 hrs. leaching of un-milled tailings. Re-milling (-400 mesh) shows ability to increase recoveries to 90% Au, 73% Ag in 24 hrs. leaching (Corizona, 2012)

About Corizona Mining Partners, LLC

Corizona Mining Partners was founded in 2011 as a junior mining company focused on the acquisition and immediate production of hard-rock and alluvial mining concessions in the Americas. Corizona's strategy is built around locating projects that can go into production and generate revenue quickly.

About Affinity Gold Corp.:
Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition and development of near-term precious mineral production properties within Peru. Affinity Gold Corp.'s primary focus is on developing assets that have demonstrated historical production, contain documented and reliable data and can reasonably begin producing within 12-18 months at a cost of less than $900 per gold equivalent ounce.

www.affinitygold.com

CONTACT:
AFFINITY GOLD CORP.
Corey J. Sandberg
763-424-4754
csandberg@affinitygold.com

For further information please refer to the Company's filings with the SEC on EDGAR available at www.sec.gov

FORWARD-LOOKING STATEMENTS
This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.